Exhibit 10.32

CATELLUS DEVELOPMENT CORPORATION

LONG-TERM INCENTIVE PLAN

PERFORMANCE UNIT

AWARD AGREEMENT

Participant Name:	[Ted R. Antenucci] [C. William Hosler] [Vanessa L. Washington]

Number of Performance Units:	[21,254] [14,169] [10,627]

Performance Period:	January 1, 2005 to December 31, 2007

This Performance Unit Award Agreement (this “Agreement”) is entered into as of the first day of the Performance Period set forth above by and between the executive named above (the “Participant”) and Catellus Development Corporation (“Catellus”) under the Catellus Development Corporation 2003 Performance Award Plan (the “2003 Plan”) and the terms and conditions for a long-term incentive plan originally approved by the Catellus Compensation and Benefits Committee on March 26, 2004 (the “LTIP”).

WITNESSETH

WHEREAS, the Catellus Compensation and Benefits Committee has approved the terms and conditions of the LTIP as part of the 2003 Plan and has granted to the Participant on February 15, 2005, with respect to services rendered and to be rendered to Catellus, a performance unit award (“Performance Unit Award” or “Award”) upon the terms and conditions set forth herein and in the 2003 Plan.

NOW THEREFORE, in consideration of services rendered by the Participant and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.	Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the same meaning as defined in the 2003 Plan. In addition, when the following words or phrases are used herein, they shall have the meanings specified below:

Account means the account established for the Participant for bookkeeping purposes to which Units are credited in accordance with Section 3.

Catellus means Catellus Development Corporation, a Delaware corporation.

NAREIT 50 means the fifty companies comprising the “Real Estate 50” in the NAREIT Real-Time Market Index as of the first day of the Performance Period. If, prior to the end of the Performance Period, one or more of such companies is acquired by or merged into another company and separate reports with respect to its Total Stockholder Return are not available, or one or more of such companies is liquidated or for any other reason does not have separate reports with respect to its Total Stockholder Return, then any such company shall cease to be a member of the NAREIT 50.

Performance Period means the three-year period set forth above.

Performance Unit or Unit means a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Catellus Stock.

Total Stockholder Return means the percentage increase or decrease over the Performance Period of an investment in a company’s stock assuming any regular dividends are reinvested at the share price at the end of the month in which the stock trades ex-dividend and any extraordinary special dividends are reinvested at the share price at the end of the month in which they are paid. The starting and ending points for calculation are the average of the closing prices at month end for each of the 6 months preceding the start and end of the Performance Period, respectively, adjusted for dividends paid.

2003 Plan means the Catellus Development Corporation 2003 Performance Award Plan, as amended from time to time.

2.	Grant.

Subject to the terms of this Agreement and the 2003 Plan, Catellus hereby grants to the Participant a Performance Unit Award with respect to the aggregate number of Performance Units set forth above. This Award is intended to be a Performance-Based Award under Section 4(b) of the 2003 Plan.

3.	Account.

Catellus will maintain a bookkeeping account for the Participant. Units granted to the Participant under this Agreement will be credited to the Participant’s Account as of the first day of the Performance Period.

4.	Vesting and Termination of Units.

(a) General. This Award shall vest, and restrictions shall lapse, based on Catellus’ performance for the Performance Period as set forth herein, provided that the Participant is still employed by Catellus or a Subsidiary on the date of the Committee’s certification as provided in Section 6 below, subject to earlier termination as provided herein or in the 2003 Plan.

(b) Performance Vesting. Following the end of the Performance Period, the Committee will determine Catellus’ Total Stockholder Return for the Performance Period and the Total Stockholder Returns for the members of the NAREIT 50 for the Performance Period. The number of Performance Units credited to the Participant’s Account will then be multiplied by an adjustment factor determined under the table set forth below:

Catellus’ Total Stockholder Return Relative to NAREIT 50	Adjustment Factor
75th Percentile or above	1.5
50th Percentile	1.0
25th Percentile	0.5
Below 25th Percentile	0

In the case of performance between the 75th and 25th percentiles, the adjustment factor will be determined by interpolation.

(c) Effect of Termination of Employment. Except as otherwise provided in an employment agreement, memorandum of understanding or other contract between the Participant and Catellus or one of its Subsidiaries, the Performance Units credited to the Participant’s Account will be forfeited, and the Participant will not be entitled to any distribution or payments with respect to such Performance Units if the Participant ceases to be employed by Catellus or one of its Subsidiaries for any reason prior to the date of the Committee’s certification as provided in Section 6 below. If an entity ceases to be a Subsidiary, such action shall be deemed to be a termination of employment of all employees of that entity.

(d) Termination of Units upon Payment. A Unit will terminate upon the payment of that Unit in accordance with the terms hereof, and the Participant shall have no further rights with respect to such Unit.

5.	Dividend Equivalents.

As of each date that Catellus pays a dividend (a “Dividend Payment Date”), the Participant’s Account will be credited with additional Performance Units in an amount equal to the Dividend Equivalents representing dividends paid on a number of shares of Catellus Stock equal to the aggregate number of Performance Units credited to the Participant’s Performance Unit Account as of the date preceding the Dividend Payment Date divided by the Fair Market Value of a share of Catellus Stock as of the Dividend Payment Date.

6.	Payment.

The number of Performance Units (if any) credited to the Participant’s Performance Unit Account following the adjustment described in Section 4(b) above will be payable as follows: One-half of the number of such Performance Units will be payable in the form of an equal number of shares of Catellus Stock. The remaining half of the Performance Units will be payable in cash in an amount determined by multiplying the number of such remaining Performance Units by the Fair Market Value of a share of Catellus Stock on the date of the Committee’s determination under Section 4(b). Any fractional shares of Stock will be paid in cash.

At the time the Committee makes the determinations described in Section 4(b), it shall certify in writing its findings and the number of shares of Stock to be delivered and the amount of cash to be paid to each Participant. The delivery of shares of Stock and payment of cash will be made as soon as practicable following the Committee’s certification.

7.	Adjustments.

(a) The number of Units credited to the Participant’s Account may be adjusted for a Change of Control, recapitalization, merger or other events in accordance with the terms of the 2003 Plan.

(b) Notwithstanding anything contained herein to the contrary, the number of shares of Stock delivered and the amount of cash payments made to the Participant under this Award shall be subject to the adjustments, limitations, Committee’s discretionary authority to make downward adjustments and other terms and conditions set forth in the 2003 Plan.

8.	Restrictions on Transfer.

Units awards may not be alienated, assigned, transferred, pledged or hypothecated by the Participant to any person or entity at any time in any manner whatsoever. Notwithstanding the foregoing, upon the divorce of the Participant, Units awards may be transferred to the Participant’s former spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.

9.	No Stockholder Rights.

The Participant has no rights as a stockholder of Catellus with respect to the Units credited to his or her Account, including, but not limited to: (a) voting rights, (b) dividend rights (other than dividend equivalent rights set forth in Section 5), (c) the right to participate in or affect the management, control or fundamental changes in the business or existence of Catellus, and (d) the right to participate in or affect the issuance of additional securities by Catellus. The Participant shall have no rights as a stockholder of Catellus with respect to shares of Stock of Catellus distributed with respect to his or her Units until the date the Participant becomes the holder of record of such shares of Catellus Stock.

10.	Employment Rights.

Nothing in this Agreement, nor the existence of Units credited to the Participant’s Account, shall confer upon the Participant any right to continue in the employ of Catellus or a Subsidiary, constitute any contract or agreement of employment or affect the Participant’s status as an employee at will, nor shall interfere in any way with the right of Catellus or a Subsidiary to change the Participant’s compensation or other benefits, or to terminate the Participant’s employment with or without cause. Nothing in this Section 10, however, is intended to adversely affect any express independent right of the Participant under a separate employment agreement or memorandum of understanding.

11.	Unfunded Plan.

Amounts payable in respect of the Units will be payable from the general assets of Catellus and no special or separate reserve, fund or deposit will be made to assure payment of such amounts. The Participant or any other person will not have any right, title or interest in any fund or in any specific asset of Catellus by reason of any Unit or this Agreement. Neither the provisions of this Agreement (or of any related documents), nor the creation, adoption or maintenance of the LTIP or the 2003 Plan, nor any action taken pursuant to the provisions of the 2003 Plan or this Agreement will create, or be construed to create, a trust of any kind or a fiduciary relationship between Catellus or a Subsidiary and the Participant or other person. To the extent that the Participant or other person acquires a right to receive payment or distribution pursuant to any Unit, such right will be no greater than the right of any unsecured general creditor of Catellus.

12.	Tax Withholding.

Upon payment of cash and the distribution of shares of Catellus Stock in respect of a Participant’s Account, Catellus or the Subsidiary last employing the Participant shall have the right at its option to (a) require the Participant to pay or provide for payment in cash of the amount of any taxes that Catellus or the Subsidiary may be required to withhold with respect to such payment or distribution or (b) deduct from any amount payable to the Participant the amount of any taxes which Catellus or the Subsidiary may be required to withhold with respect to such payment or distribution. In any case where a tax is required to be withheld in connection with the delivery of shares of Catellus Stock under this Agreement, the Committee may permit the Participant to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have Catellus or the Subsidiary reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation.

13.	Continued Service Required.

The performance vesting schedule applicable to unvested Units requires continued service through the date the Committee certifies Catellus’ performance for the Performance Period as a condition to any vesting of the Units and the rights and benefits under this Agreement. Partial service, even if substantial, will not entitle the Participant to any proportionate vesting or avoid or mitigate any termination of rights and benefits upon or following a termination of employment.

14.	Captions.

The captions of the sections of this Agreement are for convenience only and will not control or affect the meaning or construction of any of its provisions.

15.	Validity.

If any provision of this Agreement is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of this Agreement.

16.	Applicable Law.

The terms and conditions of the Units and this Agreement will be governed and construed in accordance with the laws of California.

17.	Expenses.

Catellus shall pay expenses and fees incurred by the Committee in connection with administering this Award. The Committee is authorized to employ such legal counsel and consultants as it may deem advisable to assist in the performance of its administrative duties.

18.	Notice.

Any notice to be given under the terms of this Agreement shall be in writing, hand delivered or sent by first class or equivalent mail and addressed to Catellus at its principal office located at 201 Mission Street, Second Floor, San Francisco, California 94105, to the attention of the Corporate Secretary and to the Participant at the address given beneath the Participant’s signature hereto, or at such other address as either party may hereafter designate in writing to the other. The notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

19.	Coordination with the 2003 Plan.

This Award and all rights of the Participant with respect thereto are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the 2003 Plan, which is incorporated herein by reference, to the extent such provisions are applicable to awards granted to Employees. Any issues related to this Award that are not addressed in this Agreement shall be resolved by reference to the 2003 Plan document. The 2003 Plan shall control in the event of any conflict between the 2003 Plan and this Agreement. The Participant acknowledges receipt of a copy of the 2003 Plan. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the 2003 Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the 2003 Plan after the date hereof.

20.	Amendment.

This Agreement may be amended in accordance with the terms of the 2003 Plan. Any such amendment must be in writing and signed by Catellus. Except as provided in Section 7 of this Agreement, the terms and conditions of Units may not be restricted or limited by any amendment of this Agreement or the 2003 Plan without the Participant’s consent. Catellus may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first day of the Performance Period. By the Participant’s execution of this Agreement, the Participant agrees to the terms and conditions hereof and of the 2003 Plan.

CATELLUS DEVELOPMENT CORPORATION, a Delaware corporation	PARTICIPANT

By:
Willie C. Bogan
Vice President and Assistant Secretary

Date: March 3, 2005	Date: March 3, 2005